Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 19, 2006
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE FOURTH QUARTER;
FOURTH QUARTER NET EARNINGS UP 28%
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $18.1 million for the quarter ended December 31, 2005, an increase of $3.9 million, or 28%, over the $14.2 million recorded in the fourth quarter of 2004. On a per share basis, net income for the fourth quarter of 2005 totaled $0.73 per diluted common share, a $0.11 per share, or 18%, increase as compared to the 2004 fourth quarter total of $0.62 per diluted common share. For the year-ended December 31, 2005, net income totaled $68.1 million, or $2.80 per diluted common share, an increase of $16.8 million, or 33%, when compared to $51.3 million, or $2.34 per diluted common share, for the same period in 2004.
     Total assets rose to $8.18 billion at December 31, 2005, an increase of $1.76 billion, or 27%, compared to $6.42 billion a year ago. Total deposits as of December 31, 2005 were $6.73 billion, an increase of $1.63 billion, or 32%, as compared to $5.10 billion at December 31, 2004. Total loans grew to $5.21 billion as of December 31, 2005, an $866 million, or 20%, increase over the $4.35 billion balance as of a year ago. Shareholders’ equity increased to $628.1 million, or a book value of $26.24 per share, at December 31, 2005, compared to $473.9 million, or a book value of $21.81, per share at December 31, 2004.
     “We are very pleased with our results in 2005. The Company grew total assets by $1.8 billion in 2005, following last years $1.7 billion in growth, representing the fourth consecutive year of over $1 billion in total asset growth,” commented Edward J. Wehmer, President and Chief Executive Officer. “Our banking locations increased by twelve in 2005 after adding fourteen in 2004. Earnings increased in 2005 by 33%, the fifth consecutive year at or above this level.”

     Mr. Wehmer also noted, “Along with the growth in earnings and assets, Wintrust was able to improve upon its efficiency ratio and maintained a stable net interest margin in 2005 compared to 2004. In fact, our core net interest margin, which we measure by excluding the effect of the interest expense associated with our Trust Preferred Securities, was actually up slightly in 2005.”
     Mr. Wehmer added, “We are very pleased with the continued increase in our franchise value as a result of strong growth in deposit accounts and customers; however the growth in loans has not kept pace with the deposit increases due primarily to what we believe to be market pricing and credit terms that do not meet our underwriting standards. Our commitment to our core loan underwriting standards consequently restrained loan growth in the second half of 2005 as we have not sacrificed our asset quality or pricing standards simply to grow outstanding loan balances. The slowed growth of loan balances coupled with the impact of a flat yield curve had a negative impact on the net interest margin in the fourth quarter of 2005. We are working diligently on developing additional avenues by which we can add good quality assets to our existing portfolio during 2006.
     Due in large part to the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2006 of $3.15 to $3.35 per share.”
     Wintrust’s key operating measures and growth rates for the fourth quarter of 2005 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
($ in thousands, except per share data)	2005	2005	2004	2005 (5)		2004
Net income	$18,112	$17,837	$14,172	6%		28%
Net income per common share — Diluted	$0.73	$0.72	$0.62	6%		18%
Net revenue (1)	$80,257	$81,432	$69,330	(6)%		16%
Net interest income	$57,290	$56,069	$45,505	9%		26%
Net interest margin (4)	3.13%	3.18%	3.18%	(5)	bp	(5)	bp
Core net interest margin (2) (4)	3.32%	3.39%	3.34%	(7)	bp	(2)	bp
Net overhead ratio (3)	1.39%	1.27%	1.41%	12	bp	(2)	bp
Return on average assets	0.89%	0.91%	0.90%	(2)	bp	(1)	bp
Return on average equity	11.65%	11.83%	12.30%	(18)	bp	(65)	bp

At end of period
Total assets	$8,177,042	$7,893,503	$6,419,048	14%		27%
Total loans	$5,213,871	$5,149,795	$4,348,346	5%		20%
Total deposits	$6,729,434	$6,487,103	$5,104,734	15%		32%
Total equity	$628,140	$613,761	$473,912	9%		33%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”
Acquisitions, Stock Offering/Regulatory Capital and De Novo Locations — Impacting Comparative Financial Results
Acquisitions
     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock and cash merger transactions (a total of 180,438 shares of common stock were issued). WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices located in Oakbrook Terrace, Illinois, with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its network of mortgage brokers. Guardian is headquartered in Oakbrook Terrace, Illinois.
     On September 30, 2004, Wintrust announced the completion of its acquisition of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (475,148 shares of common stock were issued). Northview was the parent company of Northview Bank and Trust (“Northview Bank”) with locations in Northfield, Mundelein and Wheaton, Illinois, and Northview Mortgage, LLC. Northview Bank began operations as a de novo bank in 1993. On December 13, 2004, Northview Bank’s locations in Northfield became part of Northbrook Bank & Trust Company, Northview Bank’s Mundelein location became part of Libertyville Bank & Trust Company and Northview Bank’s Wheaton location was renamed Wheaton Bank & Trust Company.
     On October 15, 2004, Wintrust announced the completion (effective date of October 1, 2004) of its acquisition of Town Bankshares, Ltd. (“Town”) in a stock and cash merger transaction (372,535 shares of common stock were issued). Town was the parent company of Town Bank with locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998.
     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch was the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of WAMC, Guardian, Northview, Town, Antioch and FNBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada. Additionally, on December 14, 2005, Wintrust amended certain terms of the forward sale agreement for the purpose of extending the maturity date for the remaining 200,000 shares from December 17, 2005 to December 17, 2006.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary,

Wintrust Capital Trust VIII, a Delaware statutory trust. This effectively replaced 10.50% fixed rate funding with funding equal to the three-month LIBOR rate plus 1.45% (initially priced at 5.15%). Subsequent to the issuance of this instrument, the Company entered into an interest rate swap contract that effectively fixed the rate at 5.27%.
     On October 25, 2005, Wintrust signed a $25.0 million subordinated note with an unaffiliated bank. As of December 31, 2005, the note remains unfunded, however it is anticipated that the proceeds of the note will be used in conjunction with closing the recently announced acquisition of Hinsbrook Bancshares, Inc.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
—	The Beverly neighborhood of Chicago (main bank permanent location for Beverly Bank & Trust Company) — opened fourth quarter 2005

—	Northbrook, Illinois (west Northbrook, a branch of Northbrook Bank & Trust Company) — opened fourth quarter of 2005

—	Glen Ellyn, Illinois (Glen Ellyn Bank & Trust, a branch of Wheaton Bank & Trust Company) — opened fourth quarter of 2005

—	Wales, Wisconsin (a branch of Town Bank) — opened fourth quarter of 2005

—	Lake Bluff, Illinois (drive-through added to existing location, a branch of Lake Forest Bank & Trust Company) — opened third quarter of 2005

—	Buffalo Grove, Illinois (permanent location replacing temporary location, a branch of Northbrook Bank & Trust Company) — opened third quarter of 2005

—	Barrington, Illinois (Northwest Highway, a branch of Barrington Bank & Trust Company) — opened second quarter of 2005

—	Convenience location in the Wayne Hummer Investments, LLC office in downtown Chicago (a branch of North Shore Community Bank & Trust) — closed second quarter of 2005

—	Arlington Heights, Illinois (Northwest Highway, a branch of Village Bank & Trust Company) — acquired in first quarter of 2005

—	Arlington Heights, Illinois (Rand Road, a branch of Village Bank & Trust Company) — acquired in the first quarter of 2005

—	Palatine, Illinois (Palatine Bank & Trust, a branch of Barrington Bank & Trust Company) — opened first quarter of 2005

—	Antioch, Illinois (a branch of State Bank of The Lakes) — acquired in first quarter of 2005

—	Lindenhurst, Illinois (a branch of State Bank of The Lakes) — acquired in first quarter of 2005

—	Grayslake, Illinois (a branch of State Bank of The Lakes) — acquired in first quarter of 2005

—	Spring Grove, Illinois (a branch of State Bank of The Lakes) — acquired in first quarter of 2005

—	McHenry, Illinois (a branch of State Bank of The Lakes) — acquired in first quarter of 2005

Financial Performance Overview
     For the fourth quarter of 2005, net interest income totaled $57.3 million, increasing $11.8 million, or 26%, compared to the fourth quarter of 2004. For the year-ended December 31, 2005, net interest income totaled $217.2 million, increasing $59.4 million, or 38%, compared to the full year of 2004. Average earning assets grew $1.59 billion over the fourth quarter of 2004, a 28% increase. Loans accounted for $925 million and liquidity management assets accounted for $678 million of the total average earning asset growth compared to the fourth quarter of 2004.
     The provision for credit losses totaled $1.1 million for the fourth quarter of 2005 compared to $1.3 million for the fourth quarter of 2004. On a year-to-date basis, the provision for credit losses totaled $6.7 million for the full year of 2005 compared to $6.3 million for the full year of 2004.
     The net interest margin for the fourth quarter of 2005 was 3.13%, compared to 3.18% in both the fourth quarter of 2004 and the third quarter of 2005. The net interest margin declined five basis points in the fourth quarter of 2005 compared to the fourth quarter of 2004 as the yield on earning assets increased by 86 basis points, the rate paid on interest-bearing liabilities increased by 97 basis points and the contribution from net free funds increased by six basis points. The earning asset yield improvement in the fourth quarter of 2005 compared to the fourth quarter of 2004 was primarily attributable to a 110 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 97 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Combined, these factors caused a decline in the fourth quarter 2005 net interest margin compared to the third quarter of 2005. The net interest margin in the past three quarters has been hampered by the loan to deposit ratio falling below the Company’s targeted range of 85% to 90%. The Company’s strict adherence to its credit underwriting and pricing standards has significantly slowed loan growth in the past two quarters. Liquidity management assets comprised 26.9% of total earning assets in the fourth quarter of 2005 compared to 22.6% of total earning assets in the fourth quarter of 2004. The heavier reliance on lower yielding liquidity management assets has compressed net interest margin levels.

     Non-interest income totaled $23.0 million in the fourth quarter of 2005, decreasing $858,000, or 4%, compared to the fourth quarter of 2004. The decrease was primarily attributable to lower levels of wealth management revenue and lower levels of fees from covered call options. On a year-to-date basis, non-interest income increased $9.5 million, or 11%, primarily due to a $7.7 million increase in mortgage banking revenues.
     Non-interest expense totaled $51.0 million in the fourth quarter of 2005, increasing $5.1 million, or 11%, over the fourth quarter of 2004. The net overhead ratio for the fourth quarter of 2005 was 1.39% compared to 1.41% for the fourth quarter of 2004. On a year-to-date basis, non-interest expense increased by $42.6 million, or 27%, over 2004. The net overhead ratio for 2005 on a year-to-date basis was 1.37% compared to 1.30% for 2004.
     Non-performing assets totaled $27.6 million, or 0.34% of total assets, at December 31, 2005, compared to $26.6 million, or 0.34% of total assets, at September 30, 2005 and $18.6 million, or 0.29% of total assets, at December 31, 2004. Net charge-offs as a percentage of average loans for the fourth quarter of 2005 were seven basis points compared to nine basis points in the fourth quarter of 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were ten basis points in 2005 and seven basis points in 2004. Non-performing assets at December 31, 2005, remain at levels that the Company believes make monitoring and collecting of the non-performing assets manageable.
Other Activities
     On December 5, 2005, Wintrust announced the signing of a definitive agreement to acquire Hinsbrook Bancshares, Inc. (“HBI”). HBI is the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which has five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at December 31, 2005. It is anticipated that this transaction will close in the late first quarter or early second quarter of 2006.
     On December 8, 2005, Wintrust announced that it had filed an application with banking regulators to establish a new de novo bank in the southern suburbs of Chicago. This newly proposed bank will be named Old Plank Trail Community Bank, N.A. with initial locations in Frankfort, Mokena and New Lenox, Illinois. It is anticipated to begin operations in the late first quarter or early second quarter of 2006.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Selected Financial Condition Data (at end of period):
Total assets	$8,177,042	$6,419,048
Total loans	5,213,871	4,348,346
Total deposits	6,729,434	5,104,734
Long-term debt — trust preferred securities	230,086	204,489
Total shareholders’ equity	628,140	473,912

Selected Statements of Income Data:
Net interest income	$57,290	$45,505	$217,199	$157,824
Net revenue (1)	80,257	69,330	312,126	243,276
Income before taxes	28,140	22,069	106,760	80,887
Net income	18,112	14,172	68,133	51,334
Net income per common share — Basic	0.76	0.66	2.94	2.49
Net income per common share — Diluted	0.73	0.62	2.80	2.34

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.13%	3.18%	3.17%	3.17%
Core net interest margin (2) (6)	3.32	3.34	3.37	3.31
Non-interest income to average assets	1.13	1.52	1.25	1.57
Non-interest expense to average assets	2.52	2.93	2.62	2.86
Net overhead ratio (3)	1.39	1.41	1.37	1.30
Efficiency ratio (4) (6)	63.34	66.22	63.60	64.45
Return on average assets	0.89	0.90	0.90	0.94
Return on average equity	11.65	12.30	11.18	13.12

Average total assets	$8,034,099	$6,241,045	$7,587,602	$5,451,527
Average total shareholders’ equity	616,606	458,474	609,161	391,335
Average loans to average deposits ratio	80.4%	87.3%	83.4%	87.7%

Common Share Data at end of period:
Market price per common share	$54.90	$56.96
Book value per common share	$26.24	$21.81
Common shares outstanding	23,940,744	21,728,548

Other Data at end of period:
Allowance for loan losses	$40,283	$34,227
Non-performing assets	$27,589	$18,588
Allowance for credit losses to total loans (5)	0.78%	0.79%
Non-performing assets to total assets	0.34%	0.29%
Number of:
Bank subsidiaries	13	12
Non-bank subsidiaries	10	10
Banking offices	62	50

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded loan commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)
	December 31,	December 31,
(In thousands)	2005	2004
Assets
Cash and due from banks	$158,136	$128,166
Federal funds sold and securities purchased under resale agreements	183,229	47,860
Interest bearing deposits with banks	12,240	4,961
Available-for-sale securities, at fair value	1,799,384	1,343,477
Trading account securities	1,610	3,599
Brokerage customer receivables	27,900	31,847
Mortgage loans held-for-sale	85,985	104,709
Loans, net of unearned income	5,213,871	4,348,346
Less: Allowance for loan losses	40,283	34,227

Net loans	5,173,588	4,314,119
Premises and equipment, net	247,875	185,926
Accrued interest receivable and other assets	272,772	129,702
Goodwill	196,716	113,461
Other intangible assets	17,607	11,221

Total assets	$8,177,042	$6,419,048

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$620,091	$505,312
Interest bearing	6,109,343	4,599,422

Total deposits	6,729,434	5,104,734
Notes payable	1,000	1,000
Federal Home Loan Bank advances	349,317	303,501
Subordinated notes	50,000	50,000
Other borrowings	95,796	201,924
Long-term debt — trust preferred securities	230,086	204,489
Accrued interest payable and other liabilities	93,269	79,488

Total liabilities	7,548,902	5,945,136

Shareholders’ equity:
Preferred stock	—	—
Common stock	23,941	21,729
Surplus	420,426	319,147
Common stock warrants	744	828
Retained earnings	202,250	139,566
Accumulated other comprehensive loss	(19,221)	(7,358)

Total shareholders’ equity	628,140	473,912

Total liabilities and shareholders’ equity	$8,177,042	$6,419,048

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2005	2004	2005	2004

Interest income
Interest and fees on loans	$93,052	$64,431	$335,391	$218,298
Interest bearing deposits with banks	96	30	279	80
Federal funds sold and securities purchased under resale agreements	929	368	3,485	934
Securities	20,246	11,821	66,555	40,891
Trading account securities	13	31	68	130
Brokerage customer receivables	229	382	1,258	1,413

Total interest income	114,565	77,063	407,036	261,746

Interest expense
Interest on deposits	49,080	25,225	156,252	83,135
Interest on Federal Home Loan Bank advances	3,168	2,319	11,912	8,070
Interest on notes payable and other borrowings	625	881	4,178	2,358
Interest on subordinated notes	766	762	3,063	2,891
Interest on long-term debt — trust preferred securities	3,636	2,371	14,432	7,468

Total interest expense	57,275	31,558	189,837	103,922

Net interest income	57,290	45,505	217,199	157,824
Provision for credit losses	1,073	1,278	6,676	6,298

Net interest income after provision for credit losses	56,217	44,227	210,523	151,526

Non-interest income
Wealth management fees	7,297	7,997	30,008	31,656
Mortgage banking revenue	6,058	5,702	25,913	18,250
Service charges on deposit accounts	1,532	1,156	5,983	4,100
Gain on sale of premium finance receivables	1,514	1,982	6,499	7,347
Administrative services revenue	1,232	1,058	4,539	3,984
Net available-for-sale securities gains	(4)	132	1,063	1,863
Other	5,338	5,798	20,922	18,252

Total non-interest income	22,967	23,825	94,927	85,452

Non-interest expense
Salaries and employee benefits	29,886	27,209	118,071	94,049
Equipment expense	3,073	2,449	11,779	9,074
Occupancy, net	4,338	3,056	16,176	10,083
Data processing	1,754	1,651	7,129	5,560
Advertising and marketing	1,543	1,027	4,970	3,403
Professional fees	1,244	1,944	5,609	5,376
Amortization of other intangible assets	884	523	3,394	1,110
Other	8,322	8,124	31,562	27,436

Total non-interest expense	51,044	45,983	198,690	156,091

Income before taxes	28,140	22,069	106,760	80,887
Income tax expense	10,028	7,897	38,627	29,553

Net income	$18,112	$14,172	$68,133	$51,334

Net income per common share — Basic	$0.76	$0.66	$2.94	$2.49

Net income per common share — Diluted	$0.73	$0.62	$2.80	$2.34

Cash dividends declared per common share	$—	$—	$0.24	$0.20

Weighted average common shares outstanding	23,816	21,539	23,198	20,646
Dilutive potential common shares	1,107	1,347	1,139	1,326

Average common shares and dilutive common shares	24,923	22,886	24,337	21,972

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2005	2004	2005	2004

(A) Interest income (GAAP)	$114,565	$77,063	$407,036	$261,746
Taxable-equivalent adjustment:
— Loans	104	120	531	450
— Liquidity management assets	224	112	777	285
— Other earning assets	4	11	19	50

Interest income — FTE	$144,897	$77,306	$408,363	$262,531
(B) Interest expense (GAAP)	57,275	31,558	189,837	103,922

Net interest income — FTE	$57,622	$45,748	$218,526	$158,609

(C) Net interest income (GAAP) (A minus B)	$57,290	$45,505	$217,199	$157,824
Net interest income — FTE	$57,622	$45,748	$218,526	$158,609
Add: Net interest expense on long-term debt — trust preferred securities, (1)	3,517	2,295	13,998	7,213

Core net interest income — FTE (2)	$61,139	$48,043	$232,524	$165,822

(D) Net interest margin (GAAP)	3.11%	3.16%	3.15%	3.15%
Net interest margin — FTE	3.13%	3.18%	3.17%	3.17%
Core net interest margin — FTE (2)	3.32%	3.34%	3.37%	3.31%
(E) Efficiency ratio (GAAP)	63.60%	66.45%	63.87%	64.66%
Efficiency ratio — FTE	63.34%	66.22%	63.60%	64.45%

(1)	Interest expense from the long-term debt — trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				12/31/05	12/31/04
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2005	2004	2003	12/31/04	12/31/03
Balance:
Commercial and commercial real estate	$3,161,734	$2,465,852	$1,648,022	28.2%	49.6%
Home equity	624,337	574,668	466,812	8.6	23.1
Residential real estate	275,729	248,118	173,625	11.1	42.9
Premium finance receivables	814,681	770,792	746,895	5.7	3.2
Indirect consumer loans (1)	203,002	171,926	174,071	18.1	(1.2)
Tricom finance receivables	49,453	29,730	25,024	66.3	18.8
Other loans	84,935	87,260	63,345	(2.7)	37.8

Total loans, net of unearned income	$5,213,871	$4,348,346	$3,297,794	19.9%	31.9%

Mix:
Commercial and commercial real estate	61%	57%	50%
Home equity	12	13	14
Residential real estate	5	5	5
Premium finance receivables	15	18	23
Indirect consumer loans (1)	4	4	5
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				12/31/05	12/31/04
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2005	2004	2003	12/31/04	12/31/03
Balance:
Non-interest bearing	$620,091	$505,312	$360,666	22.7%	40.1%
NOW	704,640	586,583	407,803	20.1	43.8
Wealth Management deposits (1)	421,301	390,129	338,479	8.0	15.3
Money market	610,554	608,037	470,849	0.4	29.1
Savings	308,323	215,697	183,394	42.9	17.6
Time certificate of deposits	4,064,525	2,798,976	2,115,430	45.2	32.3

Total deposits	$6,729,434	$5,104,734	$3,876,621	31.8%	31.7%

Mix:
Non-interest bearing	9%	10%	9%
NOW	11	11	10
Wealth Management deposits (1)	6	8	9
Money market	9	12	12
Savings	5	4	5
Time certificate of deposits	60	55	55

Total deposits	100%	100%	100%

(1)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2005 compared to the fourth quarter of 2004 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2005			December 31, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,969,837	$21,495	4.33%	$1,291,805	$12,331	3.80%
Other earning assets (2) (3) (8)	19,370	246	5.07	33,794	424	4.99
Loans, net of unearned income (2) (4) (8)	5,326,344	93,156	6.94	4,400,551	64,551	5.84

Total earning assets (8)	$7,315,551	$114,897	6.23%	$5,726,150	$77,306	5.37%

Allowance for loan losses	(42,152)			(35,239)
Cash and due from banks	130,480			107,566
Other assets	630,220			442,568

Total assets	$8,034,099			$6,241,045

Interest-bearing deposits	$6,006,384	$49,080	3.24%	$4,560,469	$25,225	2.20%
Federal Home Loan Bank advances	346,601	3,168	3.63	265,129	2,319	3.48
Notes payable and other borrowings	90,143	625	2.75	169,579	881	2.07
Subordinated notes	50,000	766	5.99	50,000	762	5.96
Long-term debt – trust preferred securities	230,204	3,636	6.18	162,561	2,371	5.83

Total interest-bearing liabilities	$6,723,332	$57,275	3.38%	$5,207,738	$31,558	2.41%

Non-interest bearing deposits	620,402			482,160
Other liabilities	73,759			92,673
Equity	616,606			458,474

Total liabilities and shareholders’ equity	$8,034,099			$6,241,045

Interest rate spread (5) (8)			2.85%			2.96%
Net free funds/contribution (6)	$592,219		0.28	$518,412		0.22

Net interest income/Net interest margin (8)		$57,622	3.13%		$45,748	3.18%

Core net interest margin (7) (8)			3.32%			3.34%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2005 and 2004 were $332,000 and $243,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2005 compared to the third quarter of 2005 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2005			September 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,969,837	$21,495	4.33%	$1,752,224	$17,346	3.93%
Other earning assets (2) (3) (8)	19,370	246	5.07	9,894	180	7.21
Loans, net of unearned income (2) (4) (8)	5,326,344	93,156	6.94	5,289,745	89,292	6.70

Total earning assets (8)	$7,315,551	$114,897	6.23%	$7,051,863	$106,818	6.01%

Allowance for loan losses	(42,152)			(41,182)
Cash and due from banks	130,480			161,794
Other assets	630,220			606,728

Total assets	$8,034,099			$7,779,203

Interest-bearing deposits	$6,006,384	$49,080	3.24%	$5,733,021	$41,913	2.90%
Federal Home Loan Bank advances	346,601	3,168	3.63	346,057	3,127	3.59
Notes payable and other borrowings	90,143	625	2.75	119,585	869	2.88
Subordinated notes	50,000	766	5.99	50,000	697	5.45
Long-term debt — trust preferred securities	230,204	3,636	6.18	226,698	3,797	6.55

Total interest-bearing liabilities	$6,723,332	$57,275	3.38%	$6,475,361	$50,403	3.08%

Non-interest bearing deposits	620,402			617,547
Other liabilities	73,759			88,074
Equity	616,606			598,221

Total liabilities and shareholders’ equity	$8,034,099			$7,779,203

Interest rate spread (5) (8)			2.85%			2.93%
Net free funds/contribution (6)	$592,219		0.28	$576,502		0.25

Net interest income/Net interest margin (8)		$57,622	3.13%		$56,415	3.18%

Core net interest margin (7) (8)			3.32%			3.39%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2005 was $332,000 and for the three months ended September 30, 2005 was $346,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2005 totaled $57.6 million, an increase of $11.9 million, or 26%, as compared to the $45.7 million recorded in the same quarter of 2004. Average loans in the fourth quarter of 2005 increased $926 million, or 21%, over the fourth quarter of 2004 and $36 million, or 2.7% on an annualized basis, over the third quarter of 2005.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2005 the net interest margin was 3.13%, a decrease of five basis points when compared to the net interest margin of 3.18% in both the prior year fourth quarter and the third quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.32% for the fourth quarter of 2005, 3.34% for the fourth quarter of 2004 and 3.39% for the third quarter of 2005.
The net interest margin declined five basis points in the fourth quarter of 2005 compared to the fourth quarter of 2004 as the yield on earning assets increased by 86 basis points, the rate paid on interest-bearing liabilities increased by 97 basis points and the contribution from net free funds increased by six basis points. The earning asset yield improvement in the fourth quarter of 2005 compared to the fourth quarter of 2004 was primarily attributable to a 110 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 97 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Combined, these factors caused a decline in the fourth quarter 2005 net interest margin compared to the third quarter of 2005. The net interest margin in the past three quarters has been hampered by the loan to deposit ratio falling below the Company’s targeted range of 85% to 90%. The Company’s strict adherence to its credit underwriting and pricing standards has significantly slowed loan growth in the past two quarters. Liquidity management assets comprised 26.9% of total earning assets in the fourth quarter of 2005 compared to 22.6% of total earning assets in the fourth quarter of 2004. This heavier reliance on lower yielding liquidity management assets has compressed net interest margin levels.
The yield on total earning assets for the fourth quarter of 2005 was 6.23% as compared to 5.37% in the fourth quarter of 2004. The increase of 86 basis points from the fourth quarter of 2004 resulted primarily from the rising interest rate environment in the last 18 months offset by the effects of a flattening yield curve. The fourth quarter 2005 yield on loans was 6.94%, a 110 basis point increase when compared to the prior year fourth quarter yield of 5.84%. Compared to the third quarter of 2005, the yield on earning assets increased 22 basis points primarily as a result of a 24 basis point increase in the yield on total loans and a 40 basis point increase in the yield on liquidity management assets.
The average loan to average deposit ratio was 80.4% in the fourth quarter of 2005, 87.3% in the fourth quarter of 2004 and 83.3% in the third quarter of 2005. Expansion of the net interest margin in the past three quarters has been hampered by the average loan to average deposit ratio falling below the Company’s targeted range of 85% to 90% as deposit growth at recently opened de novo branches was very strong and loan originations were slower than expected as the Company has chosen not to compromise on underwriting and pricing standards when competing for loan balances. Management will continue to stress loan growth however this growth will occur in a safe and sound manner. The heavier reliance over the past three quarters of 2005 on lower yielding liquidity management assets has contributed to the lower net interest margin levels.
The rate paid on interest-bearing deposits increased to 3.24% in the fourth quarter of 2005 as compared to 2.20% in the fourth quarter of 2004. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 4.50% in the fourth quarter of 2005 compared to 3.86% in the fourth quarter of 2004 as a result of higher short-term funding and trust preferred borrowings costs. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2005 compared to the year ended December 31, 2004:

	Year Ended			Year Ended
	December 31, 2005			December 31, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,738,725	$71,096	4.09%	$1,108,891	$42,190	3.80%
Other earning assets (2) (3) (8)	23,644	1,345	5.69	38,901	1,593	4.10
Loans, net of unearned income (2) (4) (8)	5,137,912	335,922	6.54	3,861,683	218,748	5.66

Total earning assets (8)	$6,900,281	$408,363	5.92%	$5,009,475	$262,531	5.24%

Allowance for loan losses	(40,566)			(30,014)
Cash and due from banks	138,253			92,299
Other assets	589,634			379,767

Total assets	$7,587,602			$5,451,527

Interest-bearing deposits	$5,571,166	$156,252	2.80%	$4,000,805	$83,135	2.08%
Federal Home Loan Bank advances	333,108	11,912	3.58	222,278	8,070	3.63
Notes payable and other borrowings	167,930	4,178	2.49	154,577	2,358	1.53
Subordinated notes	50,000	3,063	6.13	50,000	2,891	5.78
Long-term debt – trust preferred securities	217,811	14,432	6.63	130,830	7,468	5.71

Total interest-bearing liabilities	$6,340,015	$189,837	2.99%	$4,558,490	$103,922	2.28%

Non-interest bearing deposits	592,879			400,333
Other liabilities	45,547			101,369
Equity	609,161			391,335

Total liabilities and shareholders’ equity	$7,587,602			$5,451,527

Interest rate spread (5) (8)			2.93%			2.96%
Net free funds/contribution (6)	$560,266		0.24	$450,985		0.21

Net interest income/Net interest margin (8)		$218,526	3.17%		$158,609	3.17%

Core net interest margin (7) (8)			3.37%			3.31%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2005 and 2004 were $1.327 million and $785,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the year ended December 31, 2005 totaled $218.5 million, an increase of $59.9 million, or 38%, as compared to the $158.6 million recorded in the same period of 2004. The year-to-date net interest margin of 3.17% was unchanged from the prior year. The net interest margin remained unchanged in 2005 as the yield on earning assets increased by 68 basis points, the rate paid on interest-bearing liabilities increased by 71 basis points and the contribution from net free funds increased by three basis points.

NON-INTEREST INCOME
For the fourth quarter of 2005, non-interest income totaled $23.0 million and decreased $858,000 compared to the prior year fourth quarter. The decrease in non-interest income is primarily a result of lower wealth management revenue, lower levels of fees on covered call option transactions and lower gain on sales of premium finance receivables partially offset by higher miscellaneous income. Non-interest income as a percentage of net revenue was 29% in the fourth quarter of 2005 and 34% in the third quarter of 2004. The Company uses this as a measuring stick as it works towards balancing the mix of net interest income and non-interest income. The impact of the four community bank acquisitions in the last 15 months has reduced this ratio as their revenue mix is more heavily weighted towards net interest income.
The following table presents non-interest income by category for the three months ended December 31, 2005 and 2004:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$4,785	$5,750	(965)	(16.8)
Trust and asset management	2,512	2,247	265	11.8

Total wealth management fees	7,297	7,997	(700)	(8.8)

Mortgage banking revenue	6,058	5,702	356	6.2
Service charges on deposit accounts	1,532	1,156	376	32.5
Gain on sales of premium finance receivables	1,514	1,982	(468)	(23.6)
Administrative services revenue	1,232	1,058	174	16.4
Net available-for-sale securities gains	(4)	132	(136)	N/M
Other:
Fees from covered call and put options	2,058	3,836	(1,778)	(46.4)
Bank Owned Life Insurance	581	455	126	27.7
Miscellaneous	2,699	1,507	1,192	79.1

Total other	5,338	5,798	(460)	(7.9)

Total non-interest income	$22,967	$23,825	(858)	(3.6)

N/M – Calculation not meaningful
Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $7.3 million in the fourth quarter of 2005, a $700,000 decrease from the $8.0 million recorded in the fourth quarter of 2004 primarily as a result of lower retail trading volumes partially offset by higher levels of trust and asset management fees. During the third quarter of 2005, a conversion to an out-sourced securities clearing platform was completed at Wayne Hummer Investments. Revenue from retail brokerage trading in the debt and equity markets increased $331,000 in the fourth quarter of 2005 compared to the third quarter of 2005. The Company anticipates recognizing the revenue enhancement capabilities and cost saving opportunities of this new platform in future periods.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2005, this revenue source totaled $6.1 million, an increase of $356,000 compared to the fourth quarter of 2004. Mortgage banking revenue was negatively impacted by the current interest rate environment in the fourth quarter of 2005 and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may negatively impact mortgage banking production volume growth.
Service charges on deposit accounts totaled $1.5 million for the fourth quarter of 2005, an increase of $376,000, or 33%, when compared to the same quarter of 2004. This increase was primarily due to the impact of the bank acquisitions in 2004 and 2005. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold premium finance receivables to an unrelated third party financial institution in the fourth quarter of 2005 and recognized gains of $1.5 million related to this activity, compared with $2.0 million of recognized gains in the fourth quarter of 2004. It is probable that similar sales of premium finance receivables will occur in the future.
The administrative services revenue contributed by Tricom added $1.2 million to total non-interest income in the fourth quarter of 2005, an increase of $174,000 from the fourth quarter of 2004. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the fourth quarter of 2005 totaled $5.3 million compared to $5.8 million in the fourth quarter of 2004. Fees from certain covered call option transactions totaled $2.1 million in the fourth quarter of 2005 compared to $3.8 million in the same period of 2004. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. Miscellaneous income increased $1.2 million primarily as a result of Wayne Hummer Investments recognizing a gain of $700,000 on the sale of its New York Stock Exchange seat coupled with trading account gains of approximately $548,000 at Wayne Hummer Investments and Focused on trading exchange equity securities in the fourth quarter of 2005.
The following table presents non-interest income by category for the years ended December 31, 2005 and 2004:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$20,154	$22,892	(2,738)	(12.0)
Trust and asset management	9,854	8,764	1,090	12.4

Total wealth management fees	30,008	31,656	(1,648)	(5.2)

Mortgage banking revenue	25,913	18,250	7,663	42.0
Service charges on deposit accounts	5,983	4,100	1,883	45.9
Gain on sales of premium finance receivables	6,499	7,347	(848)	(11.5)
Administrative services revenue	4,539	3,984	555	13.9
Net available-for-sale securities gains	1,063	1,863	(800)	(42.9)
Other:
Fees from covered call and put options	11,434	11,121	313	2.8
Bank Owned Life Insurance	2,431	1,997	434	21.7
Miscellaneous	7,057	5,134	1,923	37.5

Total other	20,922	18,252	2,670	14.6

Total non-interest income	$94,927	$85,452	9,475	11.1

On a year-to-date basis, non-interest income totaled $94.9 million and increased $9.5 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from mortgage banking activities, the additional non-interest income added by the recent acquisitions and the brokerage company gains recognized in the fourth quarter of 2005. Revenue recognized from mortgage banking activities increased $7.7 million on a year-to-date basis primarily due to the impact of acquisitions of WAMC and Guardian. Service charges on deposit accounts increased $1.9 million primarily due to the acquisitions of Northview, Town, Antioch and FNBI. These increases helped offset a decline in wealth management fees of $1.6 million, lower gain on sales of premium finance receivables and lower net available-for-sale securities gains.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2005 totaled $51.0 million and increased $5.0 million, or 11%, from the fourth quarter 2004 total of $46.0 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2004 and 2005.
The following table presents non-interest expense by category for the three months ended December 31, 2005 and 2004:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$29,886	$27,209	2,677	9.8
Equipment	3,073	2,449	624	25.5
Occupancy, net	4,338	3,056	1,282	42.0
Data processing	1,754	1,651	103	6.2
Advertising and marketing	1,543	1,027	516	50.2
Professional fees	1,244	1,944	(700)	(36.0)
Amortization of other intangible assets	884	523	361	69.0
Other:
Commissions – 3rd party brokers	941	1,033	(92)	(8.9)
Postage	840	899	(59)	(6.6)
Stationery and supplies	884	822	62	7.5
Miscellaneous	5,657	5,370	287	5.3

Total other	8,322	8,124	198	2.4

Total non-interest expense	$51,044	$45,983	5,061	11.0

Salaries and employee benefits totaled $29.9 million for the fourth quarter of 2005, an increase of $2.7 million, or 10%, as compared to the prior year’s fourth quarter total of $27.2 million. Occupancy expense increased as a result of opening six new banking locations during the past twelve months as part of the Company’s de novo banking strategy and adding seven new locations as a result of two bank acquisitions and closing one convenience location.
The following table presents non-interest expense by category for the years ended December 31, 2005 and 2004:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$118,071	$94,049	24,022	25.5
Equipment	11,779	9,074	2,705	29.8
Occupancy, net	16,176	10,083	6,093	60.4
Data processing	7,129	5,560	1,569	28.2
Advertising and marketing	4,970	3,403	1,567	46.0
Professional fees	5,609	5,376	233	4.3
Amortization of other intangible assets	3,394	1,110	2,284	205.8
Other:
Commissions – 3rd party brokers	3,823	4,125	(302)	(7.3)
Postage	3,665	3,064	601	19.6
Stationery and supplies	3,262	2,569	693	27.0
Miscellaneous	20,812	17,678	3,134	17.7

Total other	31,562	27,436	4,126	15.0

Total non-interest expense	$198,690	$156,091	42,599	27.3

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2005	2004	2005	2004
Allowance for loan losses at beginning of period	$40,633	$31,408	$34,227	$25,541
Provision for loan losses	1,073	1,278	6,676	6,298
Allowance acquired in business combinations	—	2,576	4,792	5,110
Reclassification to allowance for unfunded loan commitments	(491)	—	(491)	—

Charge-offs:
Commercial and commercial real estate loans	638	947	3,252	2,356
Home equity loans	—	—	88	—
Residential real estate loans	56	—	198	—
Consumer and other loans	123	20	363	204
Premium finance receivables	463	557	2,067	1,852
Indirect consumer loans	190	118	555	425
Tricom finance receivables	—	22	—	33

Total charge-offs	1,470	1,664	6,523	4,870

Recoveries:
Commercial and commercial real estate loans	118	260	527	1,148
Home equity loans	—	—	—	6
Residential real estate loans	—	—	—	—
Consumer and other loans	210	12	243	104
Premium finance receivables	188	327	677	738
Indirect consumer loans	22	30	155	152
Tricom finance receivables	—	—	—	—

Total recoveries	538	629	1,602	2,148

Net charge-offs	(932)	(1,035)	(4,921)	(2,722)

Allowance for loan losses at period end	$40,283	$34,227	$40,283	$34,227

Allowance for unfunded loan commitments at period end	$491	$—	$491	$—

Allowance for credit losses at period end	$40,774	$34,227	$40,774	$34,227

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.07%	0.11%	0.09%	0.06%
Home equity loans	—	—	0.01	—
Residential real estate loans	0.06	—	0.05	—
Consumer and other loans	(0.35)	0.03	0.12	0.13
Premium finance receivables	0.13	0.12	0.16	0.14
Indirect consumer loans	0.33	0.20	0.20	0.15
Tricom finance receivables	—	0.27	—	0.12

Total loans, net of unearned income	0.07%	0.09%	0.10%	0.07%

Net charge-offs as a percentage of the provision for loan losses	86.86%	80.99%	73.71%	43.22%

Loans at period-end			$5,213,871	$4,348,346
Allowance for loan losses as a percentage of loans at period-end			0.77%	0.79%
Allowance for credit losses as a percentage of loans at period-end			0.78%	0.79%

During the fourth quarter of 2005, Wintrust reclassified a portion of its allowance for loan losses to a separate liability account. The reclassification totaled $491,000 and represents the portion of the allowance for loan losses that was associated with unfunded loan commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded loan commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded loan commitments. In future periods, the provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to unfunded loans (provision for unfunded loan commitments).
Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2005	2005	2004
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$159	$1,120	$—
Commercial, consumer and other	1,898	1,338	715
Premium finance receivables	5,211	4,060	3,869
Indirect consumer loans	228	278	280
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	7,496	6,796	4,864

Non-accrual loans:
Residential real estate and home equity	457	708	2,660
Commercial, consumer and other	11,712	12,178	3,550
Premium finance receivables	6,189	4,949	7,396
Indirect consumer loans	335	404	118
Tricom finance receivables	—	—	—

Total non-accrual	18,693	18,239	13,724

Total non-performing loans:
Residential real estate and home equity	616	1,828	2,660
Commercial, consumer and other	13,610	13,516	4,265
Premium finance receivables	11,400	9,009	11,265
Indirect consumer loans	563	682	398
Tricom finance receivables	—	—	—

Total non-performing loans	26,189	25,035	18,588

Other real estate owned	1,400	1,600	—

Total non-performing assets	$27,589	$26,635	$18,588

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.07%	0.20%	0.32%
Commercial, consumer and other	0.42	0.42	0.17
Premium finance receivables	1.40	1.13	1.46
Indirect consumer loans	0.28	0.34	0.23
Tricom finance receivables	—	—	—

Total non-performing loans	0.50%	0.49%	0.43%

Total non-performing assets as a percentage of total assets	0.34%	0.34%	0.29%

Allowance for loan losses as a percentage of non-performing loans	153.82%	162.30%	184.13%

The provision for loan losses totaled $1.1 million for the fourth quarter of 2005 compared to $1.3 million for the fourth quarter of 2004. On a year-to-date basis, the provision for loan losses totaled $6.7 million for the year ended December 31, 2005 compared to $6.3 million for the full year of 2004. For the quarter ended December 31, 2005, net charge-offs totaled $932,000, down from the $1.0 million of net charge-offs recorded in the same period of 2004. On a year-to-date basis, net charge-offs totaled $4.9 million, up from the $2.7 million of net charge-offs recorded in the same period of 2004. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.07% in the fourth quarter of 2005 from 0.09% in the same period in 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.10% in 2005 and 0.07% in 2004.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $616,000 at December 31, 2005. The balance decreased $2.0 million from December 31, 2004 and $1.2 million from September 30, 2005. Each non-performing credit is well secured and in the process of collection. Management believes that the current reserves against these credits are appropriate to cover any potential losses.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $13.6 million as of December 31, 2005. The balance in this category increased $9.3 million from December 31, 2004 and $94,000 from September 30, 2005. Management believes that the current reserves against these credits are appropriate to cover any potential losses on any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of December 31, 2005, September 30, 2005 and December 31, 2004, and the amount of net charge-offs for the quarters then ended.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2005	2005	2004
Non-performing premium finance receivables	$11,400	$9,009	$11,265
- as a percent of premium finance receivables outstanding	1.40%	1.13%	1.46%

Net charge-offs of premium finance receivables for the quarter	$275	$568	$1,114
- annualized as a percent of average premium finance receivables	0.13%	0.26%	0.14%

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Interest continues to accrue until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $563,000 at December 31, 2005, compared to $398,000 at December 31, 2004 and $682,000 at September 30, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.28% at December 31, 2005 compared to 0.23% at December 31, 2004 and 0.34% at September 30, 2005. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.33% for the quarter ended December 31, 2005 compared to 0.20% in the same period in 2004. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.
WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 13 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of December 31, 2005, Wintrust operated a total of 62 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation, Town Bankshares, Ltd., Antioch Holding Company and First Northwest Bancorp, Inc. with Wintrust, the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
Additional Information
In connection with the proposed transactions, Wintrust will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of HBI, a proxy statement/prospectus. Shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about Wintrust, HBI and the proposed transaction. A definitive proxy statement/prospectus will be sent to HBI shareholders seeking their approval of the merger and the other transactions contemplated thereby. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or to Hinsbrook Bancshares, Inc., Attn: President, 6262 South Route 83, Willowbrook, Illinois 60527 or by calling (630) 920-2700. Shareholders are urged to read the proxy statement/prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the proposed transactions.
HBI and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of HBI in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement/prospectus when it is filed with the SEC.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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